UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 22, 2008

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 22, 2008, the Company’s Board of Directors, upon the recommendation of the Committee on Directors and Corporate Governance, elected Togo D. West, Jr. to serve as a member of the Board of Directors, effective immediately. The size of the Board of Directors was increased to eleven in connection with Mr. West’s election.

Mr. West serves as chairman of TLI Leadership Group and Noblis, Inc. The Board of Directors has determined that Mr. West is independent under the New York Stock Exchange Listing Standards and the independence standards adopted by the Board of Directors. Mr. West will serve as a member of the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance. He will stand for election by the Company’s stockholders at the Annual Meeting of Stockholders in May 2008.

Mr. West was not selected as a director pursuant to any arrangement or understanding between him and any other person. There are no related party transactions between the Company and Mr. West.

Mr. West will receive compensation for his services on the Board of Directors, the Compensation and Management Development Committee and the Committee on Directors and Corporate Governance in accordance with the Company’s standard compensatory arrangement for non-employee directors, including an annual retainer of $60,000, a per meeting fee of $2,000 and an annual award of deferred share units valued at $110,000 on the date of grant.

A copy of the press release announcing Mr. West’s election is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated January 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bristol-Myers Squibb Company

Dated: January 22, 2008	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 22, 2008.